SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

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|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
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|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          FINANCIAL INSTITUTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                          FINANCIAL INSTITUTIONS, INC.

                  NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Financial Institutions, Inc. will be held at the Company's offices at 220 Liberty Street, Warsaw, New York 14569 on May 23, 2001, at 10:00 a.m. for the following purposes:

      1.    To elect four directors for three-year terms;

      2.    To elect one director for a two-year term;

      3.    To elect two directors for one-year terms; and

      4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 30, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the Annual Meeting whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

Thank you for your cooperation.

On Behalf of the Board of Directors,


Peter G. Humphrey
President and Chief Executive Officer

Warsaw, New York
April 25, 2001

--------------------------------------------------------------------------------
Please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope, which will require no postage if mailed in the United States.
--------------------------------------------------------------------------------

                          Financial Institutions, Inc.
            220 Liberty Street, P. O. Box 227, Warsaw, New York 14569

                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with solicitation of the enclosed proxy on behalf of the Board of Directors of Financial Institutions, Inc. in connection with the Annual Meeting of Shareholders of the Company to be held on May 23, 2001.

The principal executive offices of the Company are located at 220 Liberty Street, Warsaw, New York 14569. The approximate date on which this proxy statement and the enclosed proxy are being sent to shareholders is April 25, 2001.

The close of business on March 30, 2001 has been fixed as the record date for determination of the shareholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 10,986,721 shares of Common Stock, each of which is entitled to one vote on each matter at the meeting.

The enclosed proxy, if properly completed, signed and returned prior to the meeting, will be voted at the meeting in accordance with the choices specified thereon and, if no choices are specified, will be voted for the election as directors of the persons nominated by the Board of Directors. A shareholder giving a proxy has the right to revoke it at any time before it has been voted by (i) giving written notice to that effect to the Secretary of the Company,
(ii) executing and delivering a proxy bearing a later date which is voted at the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting.

              ELECTION OF DIRECTORS and INFORMATION WITH RESPECT TO

                               BOARD OF DIRECTORS

The Company's Board of Directors is divided into three classes, one of which is elected at each Annual Meeting for a term of three years and until their successors have been elected and have qualified. On March 2, 2001, the Board of Directors, in accordance with the Company's By-laws, increased the total number of Directors by two; the class with terms of office expiring in 2002 by one and the class with terms of office expiring in 2003 by one. Also, on March 2, 2001, the Board of Directors sadly acknowledged the recent passing of Donald G. Humphrey whose term was to expire in 2002. At its April 24, 2001 meeting, the Board of Directors appointed Randolph C. Brown as director to fill this vacancy. The terms of W.J. Humphrey, Jr., Thomas L. Kime, Jon J. Cooper, and Samuel M. Gullo expire this year and the Board of Directors has nominated each of them for election as directors for three-year terms. The Board of Directors has nominated John R. Koelmel for election as director for a two-year term, and Douglas L. McCabe and Randolph C. Brown for election as directors for one-year terms. The Board of Directors believes that the nominees will be available and able to serve as directors, but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of Directors.

Directors are elected by a plurality of the votes cast by shareholders entitled to vote in the election. Proxies indicating abstentions and broker non-votes are counted for quorum purposes but are not counted for or against the election of directors. The Company's By-laws govern the methods for counting votes and vest this responsibility in the Inspectors of Election appointed to perform this function.

The Board of Directors has established Audit, Strategic Planning, Compensation and Nominating Committees. The Audit Committee reviews the general scope of the audit conducted by our independent auditors, and matters relating to our financial reporting, internal control systems and credit quality. In performing its function, the Audit Committee meets separately with representatives of our independent auditors, internal auditors, loan review firm, and senior management. The Audit Committee is comprised of Messrs. Dambra, Gullo, South, vonHahmann, and Tyler, all of whom are non-employee directors who are "independent" as defined by the National Association of Securities Dealers' listing standards. In 2000, the Audit Committee held five meetings.

The Strategic Planning Committee is comprised of Messrs. Tyler, vonHahmann, and Wyckoff, whom are non-employee directors, and Peter G, Humphrey, W. J. Humphrey, III, Thomas Kime and Jon Cooper. The Strategic Planning Committee reviews the overall company's Strategic Plan and monitors its implementation including merger and acquisition strategies, new lines of business, and capital management plans. In 2000, the Strategic Planning Committee held six meetings.

The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of our executive officers and for establishing policies to deal with various compensation and employee benefit matters. The Compensation Committee administers our Management Stock Incentive Plan and grants awards to our key employees under the plan. The Compensation Committee is comprised of Messrs. Wyckoff, Gullo, South, and Tyler, all of whom are non-employee directors. In 2000, the Compensation Committee held ten meetings.

The Nominating Committee is responsible for nominating individuals to serve on the Board of Directors. The 2000 Nominating Committee was comprised of Messrs. Wyckoff and Donald G. Humphrey, both of whom are non-employee directors, and Peter G. Humphrey and W. J. Humphrey, Jr. In 2000, the Nominating Committee held two meetings.

Directors who are not employed by our subsidiary banks or the Company are paid an annual retainer of $7,500, paid 50% in cash and 50% in the Company's stock, and a separate fee for each Board or Committee meeting that they attend. The fees for attending a Board meeting are $750 and the fees for attending Committee meetings are $500 for the Committee Chairman and $400 for each other member of the Committee. We do not compensate directors who are employed by us or our subsidiary banks for service as directors. Under the 1999 Directors Stock Incentive Plan, our non-employee directors receive options to purchase 1,000 shares of our Common Stock upon their election to the Board of Directors, and 1,000 shares upon each annual anniversary date during their terms. An eligible director who begins service on a date other than the date of an Annual Meeting of Shareholders receives a pro rata option grant.

In 2000, the Board of Directors held eight meetings. One director, Donald G. Humphrey, attended fewer than 75% of the meetings due to health reasons that were unavoidable.

The following table sets forth information about the nominees and those directors whose terms of office will continue after the Annual Meeting.

                                        Director       Term
Name and Age                             Since        Expires           Company Positions and Principal Occupations
------------------------------------------------------------------------------------------------------------------------------------
Nominees:

Jon J. Cooper, 48                         1997         2004      President and Chief Executive Officer of Wyoming County Bank,
                                                                 subsidiary of the Company.

Samuel M. Gullo, 52                       2000         2004      Owner, Family Furniture, Inc., a retail furniture store; and real estate developer; SMG Development, LLC; Geneseo Square, LLC; Adams
                                                                 Company, LLC.

W.J. Humphrey, Jr., 77                    1948         2004      Chairman of the Board. Formerly President and Chief Executive
                                                                 Officer.

Thomas L. Kime, 47                        1989         2004      President and Chief Executive Officer of The National Bank
                                                                 of Geneva, subsidiary of the Company.

John R. Koelmel, 48                       2001         2003      Sr. Vice President and Chief Administrative Officer;
                                                                 formerly Upstate NY Managing Partner for the accounting firm of KPMG LLP.

Douglas L. McCabe, 53                     2001         2002      President and Chief Executive Officer of Bath National Bank.

Randolph C. Brown, 47                     2001         2002      President and Chief Executive Officer of First Tier Bank &
                                                                 Trust, subsidiary of the Company.
Other Directors:

Barton P. Dambra, 59                      1993         2002      President of Markin Tubing LP.

Peter G. Humphrey, 46                     1983         2002      President and Chief Executive Officer.

H. Jack South, 76                         1998         2002      Retired. Formerly Group Vice President of Abex Corp.

W.J. Humphrey, III, 50                    1982         2003      President and Chief Executive Officer of The Pavilion State
                                                                 Bank, subsidiary of the Company; General Partner of W. and
                                                                 M. Humphrey Associates LP.

Bryan G. vonHahmann, 34                   2000         2003      Vice President of Empire Tractor, Inc.

John R. Tyler, Jr., 66                    2000         2003      Retired. Formerly Partner in the law firm of Nixon Peabody
                                                                 LLP.

James H. Wyckoff, 49                      1985         2003      Associate Professor with the Departments of Public
                                                                 Administration and Economics, SUNY Albany.

                                 STOCK OWNERSHIP

The following table sets forth information, based upon reports filed by such persons with the Securities and Exchange Commission, with respect to the persons believed by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, as of December 31, 2000.

               Name                         Address               Number of Shares           Percent of Class
------------------------------------------------------------------------------------------------------------------
Donald G. Humprhey                   3790 West Lake Perry,            627,386                     5.7%
                                           NY 14530

Wyoming County Bank (Trusts)         55 North Main Street             681,100                     6.2%
                                       Warsaw, NY 14569

The following table sets forth information, as of March 2, 2001, with respect to the beneficial ownership of the Company's Common Stock by (a) each of the directors and nominees, (b) the Company's Chief Executive Officer and its five other most highly compensated executive officers as of December 31, 2000, and
(c) all directors and executive officers of the Company as a group.

                                                     Number of Shares
      Name                                            of Common Stock                       Percent of Class
      ----                                            ---------------                       ----------------
W.J. Humphrey, Jr                                          472,786                                  4.3%
Peter G. Humphrey                                          277,600(1)                               2.5
Jon J. Cooper                                                3,600                                    *
Barton P. Dambra                                             8,286                                    *
Samuel M. Gullo                                              4,286                                    *
Donald G. Humphrey                                         627,386                                  5.7
W.J. Humphrey, III                                         360,900(2)                               3.3
Thomas L. Kime                                               7,275                                    *
H. Jack South                                                2,286                                    *
John R. Tyler, Jr                                              486                                    *
Bryan G. vonHahmann                                          2,611                                    *
James H. Wyckoff                                           256,886                                  2.3
John R. Koelmel                                                  0                                    0
Douglas L. McCabe                                              500                                    *
Randolph C. Brown                                            3,740(3)                                 *
Directors and executive officers as a                    2,714,088(4)                              24.7
group (22 persons)

* Denotes less than 1%

(1) Includes 54,000 shares held as custodian for his son, beneficial ownership of which is disclaimed.
(2) Includes 100,000 shares held as custodian for his children, beneficial ownership of which is disclaimed.
(3) Includes 50 shares held as custodian for his son, beneficial ownership of which is disclaimed.
(4) Includes 681,100 shares held by Wyoming County Bank as Trustee.

                             AUDIT COMMITTEE REPORT

The Audit Committee of the Company is responsible for providing independent, objective oversight of the Company's accounting functions, internal controls and financial reporting process. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is included in this Proxy Statement as Appendix A on pages 14 - 15.

Management is responsible for the Company's internal controls and financial reporting process. The Company's independent accountants, KPMG LLP ("KPMG"), are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee the financial reporting and audit processes.

In connection with these responsibilities, the Company's Audit Committee met with management and the independent accountants to review and discuss the Company's December 31, 2000 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Audit Fees of $120,000 were billed to the Company by KPMG for professional services rendered in connection with the audits of the Company's consolidated financial statements for the fiscal year ended December 31, 2000, the Company's broker-dealer subsidiary's financial statements for the fiscal year ended December 31, 2000, the Company's employee benefit plans, and the limited reviews of the interim consolidated financial statements included in the Company's Forms 10-Q for the quarterly periods in 2000. There were no Financial Information Systems Design and Implementation Fees billed to the Company by KPMG for services rendered during the fiscal year ended December 31, 2000. All Other Fees billed to the Company by KPMG for non-audit services rendered during the fiscal year ended December 31, 2000 totaled $181,790. The Audit Committee discussed KPMG's independence with KPMG and has considered whether the non-audit services provided by KPMG during the fiscal year ended December 31, 2000 were compatible with maintaining KPMG's independence. The Audit Committee has concluded that the non-audit services provided do not impair the independence of KPMG.

Based upon the Audit Committee's discussions with management and the independent accountants, and its review of the information described in the preceding paragraph, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE
                           Barton P. Dambra, Chairman
                                 Samuel M. Gullo
                                  H. Jack South
                                Bryan vonHahmann
                               John R. Tyler, Jr.

                       COMPENSATION OF EXECUTIVE OFFICERS

                          COMPENSATION COMMITTEE REPORT

The primary responsibility of the Compensation Committee ("Committee") is to approve the compensation, incentive and benefit programs of the Company for all employees. The Committee is composed entirely of outside, non-employee directors. The Committee believes that the ongoing success of the Company is dependent on being able to attract and retain highly qualified executives and management with the talent to lead the organization in the creation of shareholder value. To support that effort, the Committee is responsible for:

o Maintaining a total compensation package that includes a base salary, an annual incentive plan, and a stock option plan that encourages share ownership that is linked with shareholder interests.

o Setting a base salary that is commensurate with each individual's responsibility, experience, and contribution to the Company.

o Ensuring that salaries are competitive within the industry and our competitive marketplace so as to be able to attract and retain highly qualified executives and management teams.

o     Promoting a pay for performance culture.

The Company's executive and management compensation program is made up of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives and stock option grants. The CEO presents recommendations for senior management compensation to the Committee each year prior to year-end for their approval. The Committee annually reviews the CEO's performance with respect to individual and Company performance.

Compensation elements are described in more details as follows:

BASE SALARY. The performance of each executive and the level of responsibility within their position are considered in establishing base salaries. Salary ranges have been established and are based upon duties as described in the position description. To ensure competitive salaries, the Committee annually reviews the results of compensation surveys to ensure salary ranges reflect competitive compensation levels within the industry and the local marketplace. Mr. Peter Humphrey's base salary is determined by the Compensation Committee following an annual performance review, a review of peer salaries and taking into account the Company's performance over the last year. The Compensation Committee increased Mr. Humphrey's base salary by 7% effective January 1, 2001 to an annual base salary of $319,844. This increase in base salary resulted from a very strong performance by Mr. Humphrey during 2000. The Company has continued to post record earnings, while improving the quality of its assets, expanding its range of services, and maintaining an extraordinary efficiency ratio. Additionally, Mr. Humphrey led the successful acquisition of Bath National Corporation, which provides the Company with important opportunities to expand. Mr. Humphrey also solidified the Company's senior management through the addition of John Koelmel as the Chief Administrative Officer.

The Company's executive officers were provided with increased compensation based on their performance over the previous year and the achievement of performance targets as designated by the Compensation Committee. For 2001, Messrs. Cooper, Kime, W. J. Humphrey III, Koelmel and Brown receive an annual base salary in the amount of $185,000, $187,143, $134,550, $191,475, $120,745, respectively.

EXECUTIVE INCENTIVE COMPENSATION PLAN. The Company employs an incentive compensation plan to provide senior management with additional incentive to meet performance targets set by the Compensation Committee. Targets are set relative to the previous year's performance, an assessment of current and expected bank and market conditions, and the specific strategic objectives established for the current year. The Plan for the senior management group has five components which determine the potential award with the Plan: Return on Average Equity, Return on Average Assets, Net Interest Margin, the ratio of Noninterest Income to Average Assets, and the ratio of Noninterest Expense to Average Assets. Each of the senior executives of the Company received cash incentive compensation based on their achievement of performance targets. The portion of total executive compensation resulting from the Plan is consistent with such compensation in peers. Peter G. Humphrey's incentive award earned in 2000 and paid in 2001 was $120,517.

STOCK OPTION PLAN. In order to provide long-term incentives to key senior management employees, including executive officers, to encourage share ownership by key officers, and to retain and motivate key officers to further shareholder returns, the Company has a Stock Option Plan. The Committee believes that stock options, which provide value to participants, only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The number of stock options granted is based on a percent of base salary and ranges from 3%-10%.

                             COMPENSATION COMMITTEE
                           James H. Wyckoff, Chairman
                                 Samuel M. Gullo
                                  H. Jack South
                               John R. Tyler, Jr.

                             STOCK PERFORMANCE GRAPH

The Stock Performance Graph compares the cumulative total return on the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market Index of U.S. Stocks and the SNL Securities L.C. ("SNL") $1 Billion - $5 Billion Bank Asset Size Index, for the period since June 25, 1999, when the Company began trading publicly, through December 31, 2000. The graph assumes that $100 was invested on June 25, 1999 in the Company's Common Stock and the indices, and that all dividends were reinvested.

[LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

-------------------------------------------------------------------------------------------------------------------------
                                                                                        Period Ending
Index                                                               06/25/99   06/30/99   12/31/99   06/30/00   12/31/00
Financial Institutions, Inc.                                          100.00     100.00      81.87      96.51      95.32
NASDAQ - Total US*                                                    100.00     105.48     159.78     155.91      96.14
SNL $1B-$5B Bank Index                                                100.00     102.94      94.69      85.40     107.45

-------------------------------------------------------------------------------------------------------------------------

*Source: CRSP, Center for Research in Security
Prices, Graduate School of Business,
The University of Chicago 2001
Used with permission. All rights reserved.

                           SUMMARY COMPENSATION TABLE

      The following table sets forth certain information about the compensation received by our Chief Executive Officer and our five other most highly compensated executive officers (collectively, the "Named Executive Officers") in the capacities indicated.

                                                                                      Long-Term Compensation
                                                        Annual Compensation                   Awards
                                                   --------------------------------------------------------------------------------
                                                                                    Securities                       All Other
                                                                                    Underlying                      Compensation
               Name and                               Salary          Bonus        Options/SARS       Payouts        (1) (2) (3)
          Principal Position               Year         ($)            ($)              (#)             ($)              ($)
-----------------------------------------------------------------------------------------------------------------------------------
Peter G. Humphrey                          2000      298,920         120,517                0              0            55,941
President & Chief Executive                1999      282,000         121,717           94,000         34,261            41,749
Officer of Financial Institutions, Inc.    1998      249,956          94,012                0              0            41,149

Jon J. Cooper                              2000      164,300          67,622                0              0            21,701
Senior Vice President of Financial         1999      155,000          68,537           51,665          7,750             9,600
Institutions, Inc. and President &         1998      135,000          52,198                0              0             7,394
Chief Executive Officer of Wyoming
County Bank

Thomas L. Kime                             2000      174,900          82,599                0              0            31.869
Senior Vice President of Financial         1999      165,000          69,971           55,000         25,006            28,423
Institutions, Inc. and President &         1998      151,672          60,059                0              0            27,423
Chief Executive Officer of The
National Bank of Geneva

W.J. Humphrey III                          2000      130,000          53,417                0              0            21,923
Senior Vice President of Financial         1999      125,000          58,209           41,665         17,905            20,994
Institutions, Inc. and President &         1998      114,000          45,520                0              0            19,594
Chief Executive Officer of The
Pavilion State Bank

Randolph C. Brown                          2000      114,450          39,917                0              0            21,108
Senior Vice President of Financial         1999      109,000          42,207           36,335         12,603            15,219
Institutions, Inc. and President &         1998      100,000          35,890                0              0            14,237
Chief Executive Officer of First Tier
Bank & Trust

John R. Koelmel, Senior Vice President     2000      185,000          44,752           37,000              0                 0
and Chief Administrative Officer of
Financial Institutions, Inc.

--------
1 Includes, for 2000, matching and additional performance contributions made by us under our 401(k) plan in the amounts of $5,355, $6,195, $6,510, $3,045, and $1,728 for Messrs. Peter Humphrey, Cooper, Kime, W.J. Humphrey III, and Brown , respectively. Also includes the entire amount of split-dollar life insurance premiums paid by us (including amounts that will be recovered by us upon payment of the policy or other events) in the amounts of $50,586, $15,506, $25,358, $18,878, and $19,380 for life insurance policies that cover Messrs. Peter Humphrey, Cooper, Kime, W.J. Humphrey, III, and Brown, respectively.

2 Includes, for 1999, matching and additional performance contributions made by us under our 401(k) plan in the amounts of $7,900, $9,600, $8,100, $7,900, and $4,277 for Messrs. Peter Humphrey, Cooper, Kime, W.J. Humphrey III and Brown, respectively. Also includes the entire amount of split-dollar life insurance premiums paid by us (including amounts that will be recovered by us upon payment of the policy or other events) in the amounts of $33,849, $19,323, $13,094, and $10,942 for life insurance policies that cover Messrs. Peter Humphrey, Kime, W.J. Humphrey, III and Brown, respectively.

3 Includes, for 1998, matching and additional performance contributions made by us under our 401(k) plan in the amounts of $7,300, $7,394, $8,100, $6,500 and $3,295 for Messrs. Peter Humphrey, Cooper, Kime, W.J. Humphrey III and Brown, respectively. Also includes the entire amount of split-dollar life insurance premiums paid by us (including amounts that will be recovered by us upon payment of the policy or other events) in the amounts of $33,849, $19,323, $13,094 and $10,492 for life insurance policies, which cover Messrs. Peter Humphrey, Kime, W.J. Humphrey, III and Brown, respectively.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR


                                           % of                                      Potential Realizable Value
                                           Total                                      at Assumed Annual Rate of
                           Securities     Options    Exercise                         Stock Price Appreciation
                           Underlying     Granted    or Base                                     for
                             Options        to        Price                                  Option Term
                             Granted     Employees   ($ per          Expiration        -------------------------
          Name                 (#)        in 2000     Share)            Date           5% ($)            10% ($)
----------------------------------------------------------------------------------------------------------------------
John R. Koelmel              37,000        61.5%       $14.00         7/3/2010        $325,767          $825,559

                    OPTION EXERCISES IN LAST FISCAL YEAR AND
                             YEAR END OPTION VALUES

                                   Aggregate                Number of Securities            Value of Unexercised
                                    Option                 Underlying Unexercised               In-The-Money
                                   Exercises             Options of Fiscal Year End      Options at Fiscal Year End
                          --------------------------------------------------------------------------------------------
                             Shares
                            Acquired        Value
                           on Exercise     Realized
          Name                 (#)           ($)        Exercisable    Unexercisable   Exercisable    Unexercisable
------------------------- -------------- ------------- -------------- ---------------- ------------- -----------------
Peter G. Humphrey             None            --          18,800          75,200            --              --

Jon J. Cooper                 None            --          10,333          41,332            --              --

Thomas L. Kime                None            --          11,000          44,000            --              --

W.J. Humphrey III             None            --           8,333          33,332            --              --

Randolph C. Brown             None            --           7,267          29,068            --              --

John R. Koelmel               None            --           None           37,000            --              --

                  DEFINED BENEFIT PLAN AND EXECUTIVE AGREEMENTS

      We maintain a defined benefit retirement plan that covers all of our full- and part-time employees who satisfy the eligibility requirements. Employees are eligible to participate in the plan if they have completed one year of employment and are at least 21 years of age. Participants with five or more years of service are entitled to annual pension benefits beginning at 62 years of age. The amount of the retirement benefit is 1.75% of the participant's highest average five consecutive years' compensation multiplied by the number of years of service up to 35 years, plus 1.25% of the participant's highest average five consecutive years' compensation for service in excess of 35 years, not to exceed 40 years of creditable service, less 0.49% of the average of the participant's final three years' compensation multiplied by the number of years of service up to 35 years. If a participant terminates employment with us before completing five years of service, such person forfeits the right to receive plan benefits. Total plan expense charged to our operations for 2000, 1999 and 1998 and was $224,000, $209,000, and $35,000, respectively, and the market value of the assets held by the plan at December 31, 2000 was approximately $17.2 million.

      The following table sets forth the estimated plan benefits payable upon retirement for various levels of compensation and years of service:

                                                    Years of Service
                                                    ----------------
Compensation           15                20                25                30                 35
------------           --                --                --                --                 --
$150,000             36,745             49,060           61,325            73,590             85,855
$175,000             39,420             52,560           65,700            78,840             91,980
$200,000             39,420             52,560           65,700            78,840             91,980
$250,000             39,420             52,560           65,700            78,840             91,980
$300,000             39,420             52,560           65,700            78,840             91,980
$350,000             39,420             52,560           65,700            78,840             91,980
$400,000             39,420             52,560           65,700            78,840             91,980
$450,000             39,420             52,560           65,700            78,840             91,980
$500,000             39,420             52,560           65,700            78,840             91,980

For purposes of determining benefits under the plan, compensation includes salary and bonus but cannot exceed $170,000. The benefit computation is based on a life annuity with a five-year certain. The Social Security Offset (included in the above figures) is 0.49% times the three-year final average salary up to covered compensation times the number of years of creditable service up to 35 years. This offset assumes a 2000 benefit for a participant of age 65. The estimated credited years of service for each of the Named Executive Officers as of December 31, 2000 was: Peter G. Humphrey, 21.417; Jon J. Cooper, 2.750; Thomas L. Kime, 21.917; W. J. Humphrey III, 24.750; Randolph C. Brown, 8.167; and John R. Koelmel, 0.

We maintain a contributory profit sharing plan pursuant to Internal Revenue Code
Section 401(k) covering substantially all employees. At least one year of service is required to be eligible for employer-matching contributions. Participants may contribute up to 15% of their compensation to the Plan. Each year we determine, at our discretion, the amount of matching contributions. Total plan expense charged to our operations for 2000, 1999, and 1998 was $513,000, $480,000, and $398,000, respectively.

The Company has a three-year employment agreement with Mr. Peter G. Humphrey providing for his employment as the Company's President and Chief Executive Officer. The agreement includes change of control and change of authority provisions. If Mr. Humphrey's employment is terminated within twelve months after a change in control and a change of authority (as those terms are defined in the agreement), Mr. Humphrey will receive an amount equal to the sum of 300% of the base salary plus the average annual incentive compensation paid by the Company to him for the most recent three tax years ending before the date on which the change of control and change of authority occurred. In the event of termination without cause (as defined in the agreement) Mr. Humphrey will receive an amount equal to the sum of two years base salary plus the average of the annual incentive compensation paid for the most recent two tax years ending before the date on which termination occurred.

Messrs. Cooper, Kime, W.J. Humphrey III, and Brown, executive officers of the Company, are also CEOs of subsidiary banks and have employment agreements with them providing employment as the bank's President and Chief Executive Officer. Each agreement is for a three-year term and includes change of control and change of authority provisions. If the executive's employment is terminated within twelve months after a change in control and a change of authority (as those terms are defined in the agreement), the executive will receive an amount equal to the sum of 200% of the base salary plus the average annual incentive compensation paid by the Company to him for the most recent two tax years ending before the date on which the change of control and change of authority occurred. In the event of termination without cause (as defined in the agreement) the executive will receive an amount equal to the sum of one year base salary and the annual incentive compensation paid for the most recent tax year ending before the date termination occurred. Mr. Koelmel, the Company's Chief Administrative Officer, has a similar employment agreement with the Company.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our directors, executive officers and many of our substantial shareholders and their associates are also our customers. "Associates" include corporations, partnerships and other organizations in which they are officers or partners, or in which they and their immediate families have at least a 5% interest. During 2000, we made loans in the ordinary course of business to many of our directors, executive officers, principal shareholders and their associates. All of these loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with us and loans did not involve more than the normal risk of collectibility or present other unfavorable features. On December 31, 2000, the aggregate principal amount of loans to our directors, named executive officers and their associates was $4,983,777 and the principal amount of loans to all of the directors and officers of the Company and our subsidiary banks, and their associates was $23,988,086. Loans to directors, executive officers and substantial shareholders are subject to limitations contained in the Federal Reserve Act, which requires that such loans satisfy certain criteria. We expect to have such transactions or transactions on a similar basis with our directors, executive officers, principal shareholders and their associates in the future.

W.J. Humphrey, Jr. and Donald G. Humphrey are brothers. W.J. Humphrey, Jr. is the father of Peter G. Humphrey and W.J. Humphrey III. James H. Wyckoff is the son of Margaret Wyckoff, the sister of W.J. Humphrey, Jr. and Donald G. Humphrey.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission reports of ownership of Common Stock of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports are required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2000.

                              SHAREHOLDER PROPOSALS

Any proposal which a shareholder of the Company wishes to have considered by the Board of Directors for inclusion in the Company's proxy statement for a forthcoming meeting of shareholders must be submitted on a timely basis and meet all requirements of the Securities Exchange Act and the Company's By-laws. Proposals for the 2002 annual meeting will not be deemed to be timely submitted unless they are received by the Company, directed to the President and Chief Executive Officer of the Company, at its principal executive offices, not later than December 24, 2001. Management proxies will be authorized to exercise discretionary voting authority with respect to any other matters unless the Company receives such notice thereof at least 60 days prior to the date of the Annual Meeting.

                                  OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be presented at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some officers and employees of the Company may, without extra compensation, solicit proxies personally or by telephone or telegraph and the Company will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners and will reimburse their expenses.

SHAREHOLDERS MAY RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE ON REQUEST TO THE SECRETARY, FINANCIAL INSTITUTIONS, INC., 220 Liberty Street, Warsaw, New York 14569.

April 25, 2001

                                                                      Appendix A

                          FINANCIAL INSTITUTIONS, INC.
                               BOARD OF DIRECTORS
                             AUDIT COMMITTEE CHARTER
                                Adopted July 1999

I.    AUTHORITY and PURPOSE

      The Board of Directors has established the Audit Committee to assist the Board in fulfilling its oversight and fiduciary responsibilities. The primary roles of the Audit Committee are to:

            Serve as an independent and objective party to monitor FII's financial reporting process and system of internal controls.

            Review and assess the audit efforts of FII's independent accountants and the internal audit department.

            Provide an open forum for communication among the independent accountants, financial and senior management, the internal audit department, and the Board of Directors.

      The Audit Committee will fulfill its roles by carrying out the duties and responsibilities as described in Section IV.

II.   COMPOSITION

      The Audit Committee shall be comprised of 3 or more directors as determined by the Board, each of whom shall be independent Directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee should possess a familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III.  MEETINGS

      The Audit Committee will meet at least four times annually, or more frequently as circumstances warrant. Meetings should allow for independent and separate discussions with the independent accountants, senior management and the internal audit personnel as deemed necessary to ensure candid and open communication.

IV.   DUTIES and RESPONSIBILITIES

      The following identify the specific areas and actions that the Audit Committee is responsible for:

            Recommend to the Board of Directors the selection, re-appointment and/or termination of the independent accountants, considering their independence and effectiveness, as well as approve the fees and other compensation to be paid to the independent accountants (for both audit and non audit services).

            Review and approve the scope of the annual audit with the independent accountants.

            Review FII's annual financial statements, including any report, opinion or review rendered by the independent accountant.

            Review FII's interim financial and operating results with senior management and the independent accountants.

            Be available to review any significant or material matters pertaining to the filing of the 10-Q or to the release of earnings with the independent accountants.

            Review and approve the scope of the internal audit activities on an annual basis.

            Review the internal audit reports issued that include management responses.

            Recommend to the Board of Directors the selection, re-appointment and/or termination of the independent external loan review entity, considering their independence and effectiveness, as well as approve the fees and other compensation to be paid.

            Review and approve the scope of the external loan review.

            Review the reports issued by the external loan review entity along with any management responses to recommendations.

            Review regulatory supervisory examination reports and the appropriate management's responses, comments and actions.

            Review FII's risk management processes including, but not limited to: coverage provided by insurance policies, and arrangements for disaster recovery and business resumption.

            Review, as applicable, any other engagement and report issued for non-audit services rendered by the independent accountants.

            Seek appropriate third party expert advice, including legal counsel opinions, when matters of a significant and material nature arise that can not be resolved in the normal course of business.

            Perform any other activities consistent with this Charter, FII's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.